Exhibit 1.5

For More Information
Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

Isaberg Rapid Consolidates European Operations and Improves Efficiency with IMI Replenishment and Analytics Systems from CDC Software

ATLANTA, STOCKHOLM– December 14, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that Isaberg Rapid has significantly improved operating efficiency and customer service with the company’s IMI Replenishment and Sales Analytics software applications.

Headquartered in Hestra, Sweden, Isaberg Rapid is a leading global supplier of staplers and hand tools, such as tackers, punches and glue guns, for office, home and professional use. Isaberg Rapid has development and production facilities in France, China and Sweden and sales in 140 countries around the globe. The Isaberg Rapid brand of stapling products has the broadest market coverage in the world in its product area.

Isaberg Rapid has transformed from a regional contender to global leader. “The IMI applications from CDC Software have helped us harmonize our European operations and played a key role in the structure and growth of our global business. Without IMI, we would not be where we are today,” said Peter Wanemark, CFO of Isaberg Rapid.

Due to rapid growth through acquisition, Isaberg Rapid faced the challenge of managing a wide variety of operations in different countries, each with its own systems, currency and accounting rules. Efficient coordination was a constant challenge and calculation of profit was almost impossible. Using the IMI suite of supply chain management applications, Isaberg Rapid has simplified and consolidated its European operations. Today, Isaberg Rapid operates as a single legal entity and offers standardized products and uniform pricing wherever it does business. Bottom line improvements achieved by Isaberg Rapid include:

•	Uniform pricing and product identification worldwide

•	Reduction of prices by 25 percent over the last 15 years

•	Reduction of warehouses from seven to two

•	Consolidation of multiple, multi-country operations into a single system

•	Fewer personnel hours consumed by labor-intensive analysis

Isaberg Rapid today has only two warehouses in Europe, one in Sweden and one in France. The advantage is a significant reduction in capital investment for the company. The potential risk, however, is a slim margin of error when it comes to customer service. The company must maintain a delicate balance between minimal stock in the warehouses and meeting the customers’ expectations for perfect order fulfillment. The procedure for stock replenishment is crucial, and Isaberg relies on their IMI Replenishment system to take full advantage of reduced operating costs through consolidated warehouses while ensuring that customer orders are consistently fulfilled as expected.

“We are very proud to support Isaberg Rapid as they have grown to a position of global leadership in their industry,” said Per Norling, president, IMI. “Their accomplishments in terms of both overall efficiency gains and improvements in customer service are a true measure of the value we strive to create through our partnerships with all of our customers.”

About Isaberg Rapid
The Rapid brand is equivalent to high quality, satisfying user needs and know-how.
Founded in 1936 we feel we can be so bold as to say that Rapid has the experience and product know-how that few companies can offer. Through our own development department, high-tech production and our worldwide chain of dealers the Rapid brand is today well known globally for satisfying end-user needs such as user-friendly, high-quality and innovative products.

About IMI Supply Chain
The IMI suite of applications helps companies around the globe optimize collaboration in trading communities and speed goods across their supply chains. These solutions provide customer-relations management, state-of-the-art order management and fulfillment, replenishment and supply-chain event management capabilities in a suite of components for integration or stand-alone applications. The IMI Supply Chain solutions from CDC Software are used by successful companies worldwide including Ahlsell, AstraZeneca, ICA, Isaberg Rapid, NorgesGruppen and Canadian Tire.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of IMI Supply Chain applications to address the needs of certain customers such as the ability to significantly improve operating efficiency and i customer service levels, and bottom line improvement by the customers as a result of using IMI Supply Chain applications. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of that particular industry; the continued ability of IMI Supply Chain solutions to address industry-specific requirements of companies in that industry; demand for and market acceptance of new and existing Supply Chain solutions; development of new functionalities which would allow certain companies to compete more effectively and changes in the type of information required to compete in that industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.